Exhibit 10.25

Re: Severance Agreement

This letter agreement sets forth the terms and conditions under which you shall be entitled to a severance payment from NetRatings, Inc. (the “Company”). Please sign your name at the end of this letter agreement, which shall evidence your agreement to the terms and conditions contained herein.

If your employment is terminated by the Company or a surviving entity without “Cause” (as defined below), or you terminate your employment with “Good Reason” (as defined below), you shall be entitled to receive a severance payment equal to six months of your base salary at the rate in effect on the date of termination. The Company or a surviving entity shall pay such severance amount, at its option, either (i) in a lump sum payment within 30 days following the termination of employment, or (ii) over the six-month severance period (or shorter period) in accordance with the surviving entity’s customary pay practices and subject to all required withholding.

You will be considered to have terminated your employment with “Good Reason” if you resign within 60 days of the occurrence of any of the following events:

(i)             a material reduction in your duties and responsibilities including but not limited to your no longer remaining senior vice-president, product marketing, unless associated with the NetRatings purchase of Jupiter Media Metrix or one of its affiliates.

(ii)         a material reduction in your salary or bonus (except in the event of a broad reduction affecting the salaries or bonuses of all or most senior executives of the Company or surviving corporation);

(iii)     a change in your reporting relationship so that you no longer report directly to the CEO or a member of the Executive Management Team of the Company or the surviving entity; or

(iv)       a relocation of your primary worksite to a location more than 30 miles outside of New York City;

so long as you give the Company or surviving entity thirty days’ written notice and opportunity to cure prior to such termination.

“Cause” is defined as (i) your conviction of any felony or crime of moral turpitude; (ii) gross negligence of willful misconduct by you in connection with your position with the Company; (iii) your willful and material breach of your Employee Proprietary Information Agreement or (iv) your termination for performance reasons documented through correspondence between you and your manager; this process will include a written notification of lack of performance and a thirty (30) day cure period in which the Employee will be provided the opportunity to cure the performance issues. Failure to cure such performance issues during the cure period will be considered termination for Cause.

This letter agreement constitutes an integrated, written contract, expressing the entire agreement between us with respect to the subject matter hereof. In this regard, you agree that you are not relying on any promises or representations which do not appear in this letter agreement. We further agree that this letter agreement can be amended or modified only by a written agreement, signed by each of us. By signing this Agreement you are acknowledging that your employment with the Company is “at-will” and that the Company may terminate your employment at any time with or without cause, subject to the provisions provided herein.

NETRATINGS, INC.

By:	/s/ William Pulver
Name: William Pulver
Title: President and COO

Agreed to and acknowledged by:

/s/ Manish Bhatia
Manish Bhatia